EXHIBIT 23.3

Consent of Independent Auditor

We consent to the use, in this Registration Statement on Form S-1, filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated April 18, 2022 related to the financial statements of Sunnyside LLC dba Sundry (the “Company”) as of December 31, 2021, and for the year then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ dbbmckennon

Newport Beach, California
May 6, 2022